Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-134174

FINAL TERM SHEET
Dated August 10, 2006

CVS CORPORATION

Issuer:	CVS Corporation

Description of Security:	$800,000,000 5.750% Senior Notes due August 15, 2011 (2011 Notes)
$700,000,000 6.125% Senior Notes due August 15, 2016 (2016 Notes)

Security Type:	Senior Notes

Legal Format:	SEC Registered (Registration No. 333-134174)

Settlement Date:	August 15, 2006

Issue Price:	99.820% of principal amount (2011 Notes)
99.616% of principal amount (2016 Notes)

Benchmark Treasury:	4.875% due July 31, 2011 (2011 Notes)
5.125% due May 15, 2016 (2016 Notes)

Benchmark Treasury Strike:	100-1 ¾; 4.862% (2011 Notes)
101-11+; 4.947% (2016 Notes)

Spread to Benchmark Treasury:	93 basis points (0.93%) (2011 Notes)
123 basis points (1.23%) (2016 Notes)

Yield to Maturity:	5.792% (2011 Notes)
6.177% (2016 Notes)

Interest Payment Dates:	Semi-annually on February 15th and August 15th, commencing on February 15th, 2007

Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 15 basis points (2011 Notes)
At any time at a discount rate of Treasury plus 20 basis points (2016 Notes)

Denominations:	$1,000 or integral multiples thereof

Underwriters:	Lehman Brothers (bookrunner)
Banc of America Securities (bookrunner)
BNY Capital Markets (bookrunner)
Wachovia Securities (bookrunner)
BB&T Capital Markets (co-manager)
Daiwa Securities SMBC Europe (co-manager)
HSBC (co-manager)
JPMorgan (co-manager)
Morgan Stanley (co-manager)
Piper Jaffray (co-manager)
Wells Fargo Securities (co-manager)

CUSIP:	126650 BD 1 (2011 Notes)
126650 BE 9 (2016 Notes)

Long-Term Debt Ratings:	Baa2 / BBB+ / BBB (Moody’s / S&P / Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.